Exhibit 11

                        GTE CORPORATION AND SUBSIDIARIES
                 Calculation of Earnings (Loss) per Common Share


                                                                   Years Ended December 31,
                                                    -----------------------------------------------------
                                                     1998         1997      1996        1995       1994
                                                    -------     -------    -------    -------     -------
                                                       (Dollars in Millions, Except Per-Share Amounts)
Net income (loss):
  Before extraordinary charges                      $ 2,492     $ 2,794    $ 2,798    $ 2,538     $ 2,441
  Extraordinary charges                                (320)         --         --     (4,682)         --
                                                    -------     -------    -------    -------     -------

Consolidated net income (loss)                        2,172       2,794      2,798     (2,144)      2,441
                                                    -------     -------    -------    -------     -------

Adjustments to net income (loss):
    Add: Preferred dividend requirements on
           dilutive convertible preferred stocks         --          --         --         --           1
         Interest expense, net of tax effect, on
           employees' stock plans                        --          --         --          2           1
                                                    -------     -------    -------    -------     -------

Total adjustments                                        --          --         --          2           2
                                                    -------     -------    -------    -------     -------

Adjusted consolidated net income (loss):
  Before extraordinary charges                        2,492       2,794      2,798      2,540       2,443
  Extraordinary charges                                (320)         --         --     (4,682)         --
                                                    -------     -------    -------    -------     -------

Adjusted consolidated net income (loss)             $ 2,172     $ 2,794    $ 2,798    $(2,142)    $ 2,443
                                                    =======     =======    =======    =======     =======


Average Common Shares Outstanding (in millions):

Average basic common shares                             963         958        969        970         958

  Adjustments to basic common shares:
    Add: Employees' stock and stock option plans          5           4          3          3           2

         Dilutive convertible preferred stocks           --          --         --         --           1
                                                    -------     -------    -------    -------     -------

Adjusted average diluted common shares                  968         962        972        973         961
                                                    =======     =======    =======    =======     =======

EARNINGS (LOSS) PER COMMON SHARE:

Basic (1):
  Before extraordinary charges                      $  2.59     $  2.92    $  2.89    $  2.62     $  2.55
  Extraordinary charges                                (.33)         --         --      (4.83)         --
                                                    -------     -------    -------    -------     -------

Consolidated                                        $  2.26     $  2.92    $  2.89    $ (2.21)    $  2.55
                                                    =======     =======    =======    =======     =======


Diluted (2):
  Before extraordinary charges                      $  2.57     $  2.90    $  2.88    $  2.61     $  2.54
  Extraordinary charges                                (.33)         --         --      (4.81)         --
                                                    -------     -------    -------    -------     -------

Consolidated                                        $  2.24     $  2.90    $  2.88    $ (2.20)    $  2.54
                                                    =======     =======    =======    =======     =======


(1) Computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period.

(2) Reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock.